                                                                   EXHIBIT 10.30


                        MANUFACTURING AGREEMENT BETWEEN
                        -------------------------------
                           SUMMAGRAPHICS CORPORATION
                           -------------------------
                    AND HARVARD MANUFACTURING VENTURES, LLC
                    ---------------------------------------

This AGREEMENT is by and between SUMMAGRAPHICS CORPORATION ("Summagraphics"), a Delaware (U.S.A.) corporation, and HARVARD MANUFACTURING VENTURES, LLC
("HMV"), a Texas (U.S.A.) limited liability company.

WHEREAS, Summagraphics has certain rights, title and interest in and to certain products which are set forth in Exhibit(s) attached hereto and made a part hereof, which Exhibit(s) may be amended from time-to-time to include other products of Summagraphics; and

WHEREAS, HMV is to manufacture and supply such products for Summagraphics;
and

NOW, THEREFORE, in consideration of the mutual promises and undertakings hereinafter set forth, as well as other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1: DEFINITIONS
----------------------

For purposes of this Agreement, the following words, terms and phrases, where written with an initial capital letter, shall have the meanings assigned to them in this Article 1.

(a) "Agreement" means this Agreement, together with all of the terms and conditions ("Terms") hereof and Attachments and Product Exhibit(s) and Credit Terms appended hereto now or hereafter signed by the Parties, as the same may be modified, amended or supplemented from time to time.

(b) "Components" shall mean elements of a Product referenced in the Agreement or attachments to it.

(c) "Confidential Information" shall mean information (regardless of whether or not the information is recorded on, or embodied in, a physical object, such as a document, or other tangible medium and whether or not the information is clearly designated, labeled, marked or stated to be confidential) including but not limited to, the Technical Information, knowledge or data furnished by or belonging to Summagraphics relating to its inventions, discoveries, formulas, processes, machines, manufacturing processes, compositions, computer programs, accounting methods, information systems, business and financial plans and reports, or other matters which are and/or may reasonably be recognized as being of a secret or confidential nature.

(d) "Credit Terms" shall mean the attachment A1 to this Agreement addressing funding and credit terms and conditions pertaining to this Agreement and the Product Exhibit(s) appended hereto.


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(e) "Fit and/or Function" shall mean the capability of the Product to operate and be consistently manufactured in accordance with the Technical
    Information.

(f) "FOB Point" shall have the meaning set forth in the then-current Uniform Commercial Code ("UCC"), made applicable to all modes of transport. In the case of international shipments, unless otherwise agreed in writing, the "FOB Point" shall be at the seaport or airport from which the Products are shipped; and the price does not include the cost of transporting Product(s) from HMV's factory to the seaport or the airport. In the case of local shipments, the FOB Point shall be at Seller's shipping dock, 600 Glen Avenue, Salisbury, Maryland 21801 or as otherwise agreed upon in a Product Exhibit(s) to this Agreement.

(g) "Lead-time" shall mean the time elapsed from the date of issuance of Summagraphics' Purchase Order ("P.O.") notification through the Shipdate.

(h) "On-time" shall mean on, or no more than five (5) days prior to or later than, Shipdate.

(i) "Parties" means the two parties (Summagraphics and HMV) named in the heading of this Agreement.

(j) "Parts" shall mean raw material (including kits) which Summagraphics may furnish to HMV to manufacture the Product.

(k) The price ("Price") Summagraphics shall pay for Products(s) shall be that which is set forth in Article 4 hereof and Attachments to Product Exhibit(s) hereto.

(l) "Product(s)" shall mean finished goods, Spare Parts, Components, and other materials supplied by HMV, referred to by part number in the attachments to the Product Exhibit(s) to this Agreement.

(m) "Product Exhibit" shall mean the attachment(s) to this Agreement addressing additional terms and conditions particular to certain Products referenced in the Agreement or attachments to it.

(n) "Reliability" shall mean the ability of the Product to operate according to the Technical Information without failure.

(o) "Seller" shall mean HMV.

(p) "Shipdate" shall mean the bill of lading date or the airway bill date for the purchased Product(s).

(q) "Spare Parts" shall mean repair and replacement parts for Products as listed in the attachments to the Product Exhibit(s) to this Agreement.

(r) "Specification(s)" shall include all Technical Information, Product requirements and Product characteristics. All such documents are included in this Agreement by reference to the part number listed in the attachments to the Product Exhibit of this Agreement.

(s) "Standards" shall mean the applicable standards as detailed in the Technical Information, applicable government and regulatory agency requirements (such as UL, CSA, TUV, FCC, VDE), and other such Standards that apply to the design, manufacture, and sale of the Products.

(t) "Technical Information" shall mean all technical knowledge, information, data, trade secrets, manufacturing and test data, and Technical Information involving or relating to the manufacture, production, maintenance and operation of the Products as have heretofore been or may hereafter be


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    disclosed to HMV. All such documents are included in the Agreement by reference to the part number listed in the attachments to the Product Exhibit(s) of the Agreement.

(u) The term ("Term") and effective date ("Effective Date") of this Agreement is/are the Term(s) (including any extension of the initial term) and Effective Date(s) set forth in a Product Exhibit(s) appended to this Agreement relating to one or more Products defined therein.

(v) "Term" see "Agreement" in Article 1.

ARTICLE 2: AGREEMENT
--------------------

(a) This Agreement, and the Product Exhibit(s) and the Credit Terms appended hereto and incorporated herein by reference, sets forth the mutual understandings reached by the Parties to this Agreement during negotiations concerning the items and work listed herein. This Agreement is limited to the purchase of Products that are specifically identified in a Product Exhibit(s) to this Agreement. Such Product Exhibit(s), in combination with this Agreement, shall form the Terms of purchase/sale. In no way shall this Agreement be construed as an operative document for any Products not identified in a Product Exhibit(s) to this Agreement.

(b) HMV hereby grants to Summagraphics a continuing option to procure the Products through the effective time period of this Agreement in accordance with the Terms herein.

(c) If problems should be encountered with respect to any technical matters concerning the Products, or if Parties should encounter problems not specifically addressed by this Agreement, HMV and Summagraphics shall discuss them in a cooperative and sincere spirit and attempt to arrive at a mutual satisfactory resolution of the problem.

(d) Summagraphics may from time to time, especially in the early phase of this Agreement, furnish Parts or other property ("Property") to HMV for HMV to use in the manufacture of the Product. HMV will not have any obligation to pay Summagraphics for those Parts, but the Product furnished by HMV to Summagraphics shall reflect a reduced Price from the Price reflected in the Agreement in an amount equivalent to Summagraphics' cost for those Parts which Summagraphics demonstrates to HMV by providing documentation evidencing Summagraphics' costs for those Parts. HMV shall purchase a sufficient amount of insurance to cover Summagraphics' ownership rights up to Summagraphics' cost. HMV shall take all necessary and appropriate action to protect Summagraphics' Parts in the same manner as HIV undertakes to protect its own property at the location where those Parts are located. Except for such Parts and Property as may be furnished by Summagraphics to HMV which shall be handled in the manner just described and as may be further addressed in Attachment F hereto, the Terms of this Agreement shall govern all Parts purchased by HMV from third party vendors.


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                              September 13, 1995
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ARTICLE 3: PURCHASE ORDERS
--------------------------

(a) This Agreement is not a purchase order ("P.O.") and does not authorize delivery of or payment for any Products and/or services as described herein. Such authority or order shall be evidenced by P.O.s issued at the discretion of Summagraphics pursuant to this Agreement. Each P.O. shall be in the form prepared by Summagraphics and shall include but is not limited to:
    Summagraphics' P.O. number(s), Summagraphics' part number, quantity ordered, requested Ship date and desired shipping destination.

(b) On or about the tenth (lOth) day of every month, Summagraphics will provide an updated rolling forecast for Products to be ordered during the next six
    (6) months. Such forecast are provided for planning purposes only and are not purchase commitments.

(c) In the event that HMV's production capacity is not sufficient to meet total customer demand, and allocation is required, HMV agrees to provide top preference to Summagraphics' requirements to the extent of forecasted demand. In the event HMV cannot maintain production capacity to meet Summagraphics' forecasted demand, HMV agrees to cooperate with Summagraphics in the development of alternate sources.

(d) Any Terms and conditions printed on the face or reverse side of Summagraphics' P.O. form and/or HMV's acknowledgment form shall not be part of this Agreement or add to or modify terms in this Agreement unless both Parties hereto expressly agree in writing to include any such Terms or conditions.

(e) For expediency purposes, Summagraphics may issue P.O.s by facsimile or electronic mail. HMV shall confirm the receipt of Summagraphics' P.O. notification, including the quantity and requested Ship date by facsimile or electronic mail, within two (2) working days after receipt of Summagraphics' P.O. notification. In the event such notification is not received by Summagraphics within five (5) working days of receipt by HMV, the P.O. shall be deemed to be accepted by HMV.

(f) HMV will accept any P.O. that is in compliance with the Terms and conditions of this Agreement and its related Product Exhibit(s), insofar as the quantities ordered by Summagraphics are reasonably within Summagraphics' monthly rolling demand forecast and rescheduling privileges expressed in the Product Exhibit(s).

(g) Summagraphics may periodically request HMV to verify all active P.O. delivery commitment quantities and schedules. HMV shall respond to such request within two (2) working days after receipt of request by Summagraphics.

ARTICLE 4: PRICING AND PAYMENT
------------------------------

(a) The initial agreed upon Price as fixed in U.S. dollars shall be as detailed in the Attachments to each of the Product Exhibit(s).


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(b) Unless otherwise specified on individual P.O.s, all Prices are for Products delivered from the FOB Point to Summagraphics' assigned carrier or freight forwarder.

(c) Except to the extent that relevant government laws prohibit, HMV represents to Summagraphics that Prices for Products sold hereunder shall be no less favorable than the Prices at which HMV is selling such Products or equivalent products at the same time to any other commercial customers in the same or similar quantities. If HMV reduces its prices to any other such customer below the price then in effect for Summagraphics, Summagraphics shall receive the benefit of such a lower Price for any quantity of Products not yet shipped from the FOB Point and for all future orders submitted during the time period the discounted Price is in effect.

(d) HMV agrees to use all reasonable efforts to reduce Prices from time-to-time. To this end, the Parties agree to cooperate to identify cost reductions, followed by commercially reasonable efforts to quickly implement such reductions. The Parties will discuss in good faith the determination as to the initiating Party in any such cost reductions on a case-by-case basis, and upon approval of implementation by Summagraphics, such cost savings shall be shared, from incorporation in shipped Product, for the balance of the Agreement, on the following basis:

     (i) Changes originated by HMV: Any material or labor savings will be shared equally between Summagraphics and HMV. HMV shall promptly advise Summagraphics of any such savings and Summagraphics shall have the right to review costs for such savings and shall have access to information in HMV's possession in such detail as it reasonably deems appropriate.

    (ii) Changes originated by Summagraphics: Any material or labor savings will pass to Summagraphics.

(e) Upon reasonable notice and at a mutually agreeable time, HMV agrees to participate in periodic Price reviews with Summagraphics, and, upon mutual agreement of the Parties hereto achieved through the exercise of their reasonable efforts, shall adjust pricing if appropriate based on market costs of components, benchmark market prices for same or similar Products from competitive sources, or significant change in forecasted purchase quantities.

(f) Summagraphics may elect to re-negotiate prices, during the quarter on the basis of market conditions which significantly affect the price for the Product. The re-negotiated price will be agreed to by both Parties and incorporated into this Agreement; however, in no event will the unit price be higher than the unit price for the immediately preceding quarter other than as may be necessitated by market prices or significant changes in purchase order volumes. If the parties cannot agree on a renegotiated price, this Agreement shall remain in Full Force and affect at their current Prices.

(g) Summagraphics and HMV acknowledge that Price(s) presented in this Agreement are predicated on market conditions at the Effective Date of this Agreement and that a material change in market conditions may impact HMV's cost structure and necessitate a change in Price(s). HMV shall have the burden of demonstrating to Summagraphics the materiality of changed


HMV MC                           Page 5 of 33               Summagraphics _____
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    market conditions, whereupon the Parties agree to negotiate in good faith and exercising best efforts a modified mutually agreeable Price(s) for the Product(s). In the event the Parties are unable to reach agreement on Price after reasonable attempt to do so, Summagraphics shall undertake an analysis of competitive pricing for similar products from other vendors and provide HMV with the lowest price Summagraphics is willing to pay to another competent vendor and at which another competent vendor is willing to accept, and HMV shall have the right of first refusal to accept that Price(s), whereupon the Parties shall agree to that Price(s). If HMV rejects the Price(s), either party shall have the right to terminate this Agreement.

(h) Payment shall be made as described in each Product Exhibit(s) to this Agreement. Payment does not constitute Product acceptance or evidence of Product acceptance.

(i) Summagraphics assumes no liability for components or finished goods beyond that covered by fully authorized and approved P.O.s other than as set forth in Attachment C of a Product Exhibit hereto.

ARTICLE 5: SHIPPING AND DELIVERY
--------------------------------

(a) Summagraphics reserves the right to designate a freight forwarder or carrier for the shipment of Products. In the event HMV uses a non-authorized means of transportation, Summagraphics reserves the right to debit HMV the cost difference between Summagraphics' authorized transit method and HMV's actual method used.

(b) HMV shall use all reasonable efforts to ship Products to Summagraphics' designated freight forwarder On-time.

(c) On-time delivery is of the essence. In the event Products are not expected to be shipped on the agreed Shipdate, and the delay is the fault of HMV, HMV shall immediately notify Summagraphics, and HMV shall bear the difference between shipping cost via normal transit and expedited transit, including air freight.

(d) HMV shall package and ship Products in accordance with the applicable regulatory and carrier's requirements, as supplemented by the individual Product Technical Information. The Product Technical Information shall provide for packaging specifications and processing.

(e) HMV agrees to arrange shipment of the Products to any mutually agreed upon location, insofar as no government restrictions, such as those described in this Article, apply to Summagraphics' requested destination.

(f) Parties shall comply with all applicable export, import, and re-export laws and regulations. The Products covered by this Agreement may fall within the group of "strategic" electronic products or technical data specifically governed by either the U.S. or other governments, the export of which may be subject to export license controls. Prior to exportation, HMV is required to abide by any licenses and provide all documentation which may be required under the applicable laws of the U.S. (including the Export Administration Act and its Regulations), and any other applicable laws and regulations.


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(g) HMV shall deliver Products at the FOB Point described in the Product
    Exhibit(s). Title and liability for loss and damage shall pass to Summagraphics at the FOB Point.

(h) HMV shall consider Summagraphics a preferred customer, such that Summagraphics shall be accorded preferential treatment over HMV's other customers. Specifically, if the case arises whereby HMV's production capacity, force majeure conditions, or other limiting factors require that HMV determine an allocation of material and/or resources, Summagraphics' preferential status will assure that HMV will fulfill its obligations to Summagraphics prior to other HMV's customers, for the same or similar Products.

ARTICLE 6: RESCHEDULING AND CANCELLATION
----------------------------------------

(a) HMV shall accept Summagraphics' request to reschedule deliveries according to the provisions in the Product Exhibit(s) to this Agreement.

(b) Notwithstanding the rescheduling privileges of the Product Exhibit(s) to this Agreement, Summagraphics reserves the right to reschedule without charge if the Products have unresolved quality problems related to work performed by HMV.

(c) Should resale market conditions occur which both Parties agree are justifiable reasons for the cancellation of any P.O.s, the Parties agree to negotiate a just and equitable solution, including cancellation terms for such P.O.s. Unless otherwise agreed in writing by both Parties, such cancellation terms are limited to actual material costs, actual labor costs, and specifically identifiable overhead cost. HMV shall strive in good faith to disposition excess materials to production of other supplier products. If an agreement cannot be reached, this Agreement continues in full force and effect.

ARTICLE 7: QUALITY
------------------

(a) As it is Summagraphics' intent to improve its position as a quality leader, Summagraphics expects and HMV agrees to use all commercially reasonable efforts to supply 100% of the Products purchased herein free of any cosmetic, functional, or manufacturing discrepancies, and to be in compliance with all agreed upon drawings, Technical Information, Standards, and procedures, as detailed in this Agreement.

(b) HMV agrees to follow the quality control procedures as specified by Summagraphics and to the specific attachments to the Product Exhibit(s). HMV agrees to follow such procedures during the qualification process and to assure that Products meet the requirements of the appropriate Technical Information, prior to each shipment.

(c) Summagraphics reserves the right to process incoming Product dock-to-stock with no incoming inspection. Should the quality of the Products require inspection, Summagraphics retains the right to conduct, at Summagraphics' expense, and incoming inspection of Products at the designated destination in accordance with the inspection Standards and procedures set forth in the attachments to each Product Exhibit(s). Alternatively, upon prior written notice, Summagraphics shall have the


HMV MC                           Page 7 of 33               Summagraphics _____
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    right to conduct, at Summagraphics' expense, source inspection at HMV's site, in accordance with the inspection Standards and procedures set forth in the attachments to each Product Exhibit(s).

(d) Summagraphics shall use a commercially reasonable standard in determining whether to reject the Products. In case of Product rejection at Summagraphics' incoming inspection, upon mutual agreement, one of the following corrective actions shall be made:

      (i) HMV shall rework the rejected Products at a mutually agreed location, or

     (ii) The delivered Products will be returned to HMV at HMV's expense and HMV will repair or replace such Products, or

    (iii) HMV shall request Summagraphics to rework the rejected Products. In this case, HMV will furnish to Summagraphics repair or replacement parts for the rework of the rejected Products performed by Summagraphics and will agree to pay the labor costs incurred by Summagraphics, or

     (iv) HMV shall request Summagraphics to screen the rejected Products, and will pay the reasonable labor costs incurred by Summagraphics. All defective Products will be returned to HMV at HMV's expense.

(e) In case of Product rejection during source inspection, HMV shall promptly perform a failure analysis, screening, rework and re-submission of the failed Products to a mutually agreed schedule.

(f) If any Products (individual or lot) are rejected twice for the same cause during either Summagraphics' incoming or source inspection, Summagraphics reserves the right to return such rejected Products for either credit or replacement, at Summagraphics' option.

(g) Upon request by Summagraphics, HMV shall perform a failure analysis of defective Product and shall advise detailed results of failure analysis and proposed corrective actions to prevent recurrence. Such analysis shall be provided no later than fifteen (15) working days of receipt of defective Product by HMV.

ARTICLE 8: REGULATORY COMPLIANCE
--------------------------------

(a) Summagraphics is responsible for the procedures and expenses necessary to obtain approval of Standards.

(b) HMV is responsible for associated costs to maintain approvals of Standards. which are described in the Technical Information as an alternate site. HMV is responsible for providing adequate technical Product information and assistance to Summagraphics for submittal of Products, in combination with Summagraphics' Products, to regulatory agencies, to the extent HMV has the right to do so.

ARTICLE 9: ENGINEERING CHANGES
-------------------------------

(a) The Parties recognize that from time-to-time changes to the Product(s) may be desirable. HMV and Summagraphics agree to work cooperatively to expeditiously change Products and Technical Information in ways that will


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    reduce total costs and/or improve Product performance in accordance with the configuration control requirements in the Product Exhibit(s).

(b) HMV shall provide Summagraphics with a schedule and cost estimate for implementing Engineering Change Notices ("ECN"); after which both Parties will discuss and determine the responsibilities for such cost. Upon mutual agreement of responsibilities, HMV shall supply supporting data prior to performing the change.

(c) The disposition of HMV's existing stock of Products and Summagraphics' open P.O.s (including Spare Parts) affected by any ECN, and any associated replacement costs, will be reviewed by the Parties so as to determine the most equitable and lowest cost settlement possible. Disposition of existing stock will not be to the financial detriment of HMV.

(d) Any expenses resulting from Summagraphics' required rework (rework unrelated to HMV's performance to this Agreement) will be negotiated in good faith on a case-by-case between the Parties and noted on an approved ECNs prior to the commencement of rework. Summagraphics will pay all related substantiated reasonable costs.

ARTICLE 10: WARRANTY
--------------------

(a) HMV warrants that it will have title to the Products furnished directly to Summagraphics under this Agreement free and clear of any and all liens and encumbrances.

(b) HMV further warrants the Products (except for Summagraphics' consigned material) delivered hereunder will meet Product Technical Information and Standards for a period as indicated in the specific Product Exhibit(s).

(c) HMV warrants the workmanship and merchantability of the Product(s) it provides hereunder, excluding any warranty for defects in Products solely related to the specifications or design provided by Summagraphics; or due to user abuse or misapplication or due to hardware incompatibility, and HMV shall indemnify and hold harmless Summagraphics from any and all claims and liability to which Summagraphics may become exposed arising out of a condition evidencing a breach of warranty by HMV related to things under their control.

(d) Summagraphics and HMV shall agree on who will serialize Products to track them.

ARTICLE 11: REMEDIES FOR NON-CONFORMANCE WITH WARRANTY

(a) Products found to be defective, determined in accordance with a commercially reasonable standard, within the first ninety (90) days of the warranty period beginning on FOB date will be considered to be Defective On Arrival ("DOA") and will be processed according to the Return Merchandise Authorization ("RMA") procedure referenced in the Product Exhibit(s). The following remedies shall be available.

      (i) Summagraphics shall give notice in writing to HMV of any Product in non-conformance to the warranty provided in Article 10 of this Agreement. In turn, HMV shall supply, to a mutually agreed schedule(s) and at no cost to Summagraphics, replacement parts necessary for the repair of such Products by Summagraphics.


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     (ii) The labor costs associated with such repair will be borne by HMV.

    (iii) HMV will arrange to repair the Products at a mutually agreed location, to a mutually agreed schedule, or HMV reserves the right to request that Summagraphics return any defective parts, freight collect. If HMV determines that the returned parts are not defective, HMV will so notify Summagraphics for appropriate disposition. Upon concurrence by Summagraphics, Summagraphics shall reimburse HMV for the actual freight charges and for all other reasonable direct labor expenses incurred in the receiving, inspecting, and testing of the parts.

     (iv) If for some reason, Summagraphics is unable to adequately repair the Products even after receipt of replacement parts from HMV, Summagraphics shall so notify HMV and HMV shall promptly arrange to repair or replace the defective Products at HMV's expense.

(b) After the Products have shipped to Summagraphics' end-user customers, in the event that both Parties agree that a substantial number of Products are demonstrated to have the same defect, HMV will be responsible for correcting such defect so that the Products conform to the Technical Information and Standards for subsequent Product shipments. Unless otherwise agreed in writing by both Parties, such defects shall be considered epidemic in nature if Summagraphics demonstrates to HMV's reasonable satisfaction that at least two percent (2%) of the quantity of any Product shipped by HMV within any two (2) month period have the same defect. If, due to such epidemic failure, it is necessary to repair units installed in customer locations, HMV will bear reasonable expenses incurred in relocating, removing, repairing or replacing, and reinstalling units.

(c) The warranty period will not continue to run during the time that HMV, Summagraphics or their properly authorized service agents repair such Products. Upon return of a repaired Product under warranty, the warranty will continue to apply for the longer of the remaining original warranty period or ninety (90) days .

(d) With the exception of indemnity obligations detailed in Article 18 in this Agreement, IN NO EVENT WILL EITHER PARTY OR ITS LICENSORS BE LIABLE FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS, LOSS OF USE OF DATA, OR INTERRUPTION OF BUSINESS, WHETHER SUCH ALLEGED DAMAGES ARE LABELED IN TORT, CONTRACT, OR INDEMNITY, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

ARTICLE 12: SERVICE AND TECHNICAL SUPPORT
------------------------------------------

(a) With the exception of the provisions outlined in Article 11 of this Agreement, aftersale service and maintenance of the Products for Summagraphics' customers shall be carried out at Summagraphics' or their contracted service provider's responsibility and expense.

(b) HMV agrees to supply Summagraphics/Summagraphics' contracted service provider with Spare Parts for a minimum of three (3) years after the date of


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                              September 13, 1995
    the last shipment of Products, and such Spare Parts shall be supplied at the prices listed in the attachments to the Product Exhibit(s) or as otherwise negotiated in good faith if the Product Exhibit(s) has expired or is otherwise terminated.

(c) Spare Parts will be provided by HMV to Summagraphics in conformance to the most recent revision level whenever applicable. Mandatory and nonmandatory changes will be called out on the ECN; class levels of engineering changes are described in Article 9 to this Agreement.

(d) Spare Parts will be marked with Summagraphics' part number in both an English and bar-code format, or as otherwise defined in the Technical Information. If the Spare Part is of such nature that Summagraphics' part number marking is unnecessary or unreasonable, the individual pack for that part number will be clearly marked with Summagraphics' name and part number, in both an English and bar-code format.

(e) HMV agrees to provide support to Summagraphics' service organization/provider as mutually agreed in the Product Exhibit(s).


ARTICLE 13: NOTICE
------------------

(a) All formal services, processes, or other notice required or allowed to be given hereunder shall be deemed effective and sufficient if made by either
    (1) delivery in person with signed receipt, (2) registered airmail, postage prepaid, return receipt requested, addressed to the parties as follows:

    If to HMV:                     Ed Urban
       Title                       600 Glen Avenue
       Address                     Salisbury, Maryland 21801

    If to Summagraphics:           D.C. Power
       Title                       Senior Vice President
       Address                     8500 Cameron Road
                                   Austin, Texas 78754-3999

    or such other address as either Party may from time-to-time specify by written notice to the other Party.

(b) Notices shall be effective upon actual receipt.

ARTICLE 14: PUBLICITY
---------------------

    Neither Party shall, without the prior written permission of the other, publicly announce or otherwise disclose the existence of the Agreement or the Terms hereof, or release any publicity regarding this Agreement (except to the U.S. Government when a P.O. references a U.S. Government contract or subcontract number or to the source Government or the U.S. government for import/export authorization procedure). This provision shall survive the expiration, termination, or cancellation of this Agreement.


HMV MC                          Page 11 of 33               Summagraphics _____
                              September 13, 1995

(a) Unless otherwise agreed by the Parties, this Agreement shall be deemed to be made in, and in all respect shall be interpreted construed and governed by and in accordance with the laws of, the State of Texas, United States of America, applicable to contracts made and fully performed in Texas. The Parties consent to the jurisdiction of the federal and state courts sitting in the State of Texas. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement, and its application is hereby expressly excluded.

(b) This Agreement has been executed by the Parties hereto in the English language, and no translated version of this Agreement into any other language shall be controlling or binding upon the Parties hereto.

(c) All disputes and controversies concerning this Agreement shall be determined by binding arbitration before a panel of three (3) arbitrators. One arbitrator will be selected by Summagraphics, one will be selected by HMV and a third will be selected by the two so selected. If arbitration occurs, it will be held in Travis County, Texas. The rules of the American Arbitration Association will apply and the Parties will share the expenses of such arbitration.

ARTICLE 16: PROTECTION OF PROPRIETARY INFORMATION
-------------------------------------------------

(a) Neither Party will disclose any Confidential Information to a third party as required to execute this Agreement, except under the terms of the Nondisclosure Agreement executed by the Parties, and as may be periodically renewed and/or amended.

(b) The Data Coordinator for the Products listed in each Product Exhibit(s) is specified in Product Exhibit(s).

ARTICLE 17: INTELLECTUAL PROPERTY
---------------------------------

    Nothing contained in this Agreement shall be construed as granting or implying any rights by license, estoppel or otherwise, to any Summagraphics or HMV ideas, inventions, or patents that are issued now or in the future, copyrights, trademarks, trade secrets, or any other intellectual property, either with respect to Products manufactured for Summagraphics under this Agreement or with respect to any other Summagraphics' Products, services, technologies or background technologies not covered by this Agreement.

ARTICLE 18: INDEMNIFICATION
---------------------------

(a) HMV agrees to indemnify and to hold harmless Summagraphics, its officers, agents, employees, and customers (mediate and immediate) from any and all loss, expense, damage, liability, claims or demands either at law or in equity for actual or alleged infringement of any patent rights, mask work rights, design, trademark, or copyrights arising from the purchase, use, sale or other distribution of materials or goods required by a P.O. hereunder, except where such infringement or alleged infringement is caused by designs for such materials or goods originally furnished to HMV by Summagraphics, and also for Product defect causing personal injury or


HMV MC                          Page 12 of 33               Summagraphics _____
                              September 13, 1995
    property damage other than that solely related to the specification or design of Summagraphics, provided that HMV is:

      (i) given prompt notice of such claim;

     (ii) furnished a copy of communications, notices, and/or other actions relating to such claim and;

    (iii) given the sole authority and reasonable assistance (at HMV's expense) necessary to defend or settle such claim.

(b) Summagraphics agrees to defend HMV against any action which alleges that the Products delivered hereunder infringe a United States patent or copyright and to pay all costs and damages finally awarded against HMV, provided that such infringement arises directly from the designs or goods furnished to HMV by Summagraphics, and also for a Product Defect causing personal injury or property damage solely related to the specifications or design of Summagraphics, provided that Summagraphics is:

      (i) given prompt notice of the claim;

     (ii) furnished a copy of communications, notices, and/or other actions relating to such claim and;

    (iii) given the sole authority and reasonable assistance (at Summagraphics' expense) necessary to defend or settle such claim.

ARTICLE 19: TERMINATION
-----------------------

(a) In case either Party shall materially breach this Agreement, the non-infringing Party may terminate this Agreement and any or all Product Exhibit(s) after giving a thirty (30) day written notice to cure to the other Party and the breach has not been cured during the thirty (30) day period.

(b) In the event of termination of this Agreement and any or all Product Exhibit(s) due to uncured material breach:

     (i) The terminating Party may at its sole discretion cancel or disregard, as the case may be, any P.O.s for the Products which are un-shipped at the date of such cancellation. In such case, HMV may sell or otherwise dispose of the Products so canceled by removing any Summagraphics' signs, marks, and labels from the Products.

    (ii) Each Party hereto shall promptly return to the other any materials or property in its possession or custody supplied by or belonging to the other Party in connection with the subject Product Exhibit(s).

         Notwithstanding the above, unless otherwise mutually agreed in writing, should termination result from Summagraphics' uncured material breach, Summagraphics agrees to purchase the Products already manufactured prior to the date of written notice, or to purchase any parts already procured by HMV prior to the date of written notice.

(c) Either party may terminate this Agreement as provided in Article 4 (g) hereof.

(d) Upon the termination of this Agreement, HMV shall promptly return to Summagraphics all documents, letters, records, notebooks, papers, writings,


HMV MC                          Page 13 of 33               Summagraphics _____
                              September 13, 1995
    designs, drawings, models, blueprints and all other materials and all copies thereof embodying or showing any of the Technical Information provided by Summagraphics or any Confidential Information disclosed by Summagraphics, then in HMV's possession or under its control, by whomever prepared, and all other tooling or property owned by Summagraphics shall be returned.

(e) Except as is provided in this Agreement or in the Product Exhibit(s), both Parties have considered the possibility of expenditures necessary in preparing for the Agreement and Product Exhibit(s) and the possible losses and damage incident to each in the event of cancellation, and agree to bear their own expenses in such event.

ARTICLE 20: ASSIGNMENT AND SUBCONTRACT
--------------------------------------

(a) Neither Party shall have the right to assign or otherwise transfer its rights and obligation under this Agreement except with the prior written consent of the other Party, and any attempt to do so shall be void and without effect.

(b) HMV does not have the right to subcontract its performance contemplated under this Agreement without Summagraphics' prior written consent, except that HMV may subcontract a limited portion of HMV's performance obligations under this Agreement relating to material handling, manufacturing, assembly and shipment to Salisbury Technologies, LLC (a Maryland corporation) ("STL"), or Salisbury Supply Corporation ("SSC"), without Summagraphics' prior written consent.

ARTICLE 21: HMV'S EMPLOYEES DEEMED NOT EMPLOYEES OF SUMMAGRAPHICS
-----------------------------------------------------------------

Both Parties agree that HMV is retained as an independent contractor and in no event will employees or agents hired by HMV be or be considered employees of Summagraphics. Matters governing the terms and conditions of employment of HMV's employees are entirely within the control of HMV. Summagraphics will have no right to control any of the actions of the employees of HMV. HMV's matters such as work schedules, wage rates, withholding income taxes, disability benefits or the manner and means through which the work under this Agreement will be accomplished are entirely within the discretion of HMV.

ARTICLE 22: LIABILITY
---------------------

HMV is responsible for the acts of its employees. HMV will indemnify and hold Summagraphics harmless from and against any and all suits or claims of liability and/or property damage arising from the acts of HMV, its suppliers or anyone directly or indirectly employed by HMV arising out of, or in connection with, HMV's performance under this Agreement.

Summagraphics is responsible for the acts of its employees. Summagraphics will indemnify and save Summagraphics harmless from and against any and all suits or claims of liability and/or property damage arising from the acts of Summagraphics, its suppliers or anyone directly or indirectly employed by


HMV MC                          Page 14 of 33               Summagraphics _____
                              September 13, 1995

Summagraphics arising out of, or in connection with, Summagraphic's performance under this Agreement.

ARTICLE 23: INSURANCE
---------------------

HMV shall, at its own cost and expense, procure and maintain throughout the Term of this Agreement and during all periods in which Summagraphics' Property (Product inventory, other property of Summagraphics furnished to HMV, etc.) is consigned to or stored by HMV or any entity affiliated with HMV, an insurance policy or policies which shall be in an amount not less than the total purchase price of such Property. ln the event of loss or damage to any of the Property, the purchase price thereof will become immediately due and payable. Any insurance proceeds received by HMV attributable to any loss or damage to Summagraphics' Property will be credited against such purchase price.

ARTICLE 24: RELATIONSHIP WITH OTHER PARTIES
-------------------------------------------

Summagraphics' relationship under this Agreement is solely with HMV and HMV agrees that it may not make any representations or commitments for or on behalf of Summagraphics to any other party. If a third party initiates any action against Summagraphics based on an allegation of a third party that HMV made a representation or commitment for or on behalf of Summagraphics, HMV shall indemnify and hold harmless Summagraphics from and against any and all responsibility or liability of any nature related to the alleged conduct of HMV.

ARTICLE 25: ORDER OF PRECEDENCE
-------------------------------

In the event of an inconsistency in the various documents which govern the Parties' performance, the order of precedence will be:
  (i) This Agreement;
 (ii) Attachments and Product Exhibit(s) to this Agreement;
(iii) The face side of the P.O.;
 (iv) The reverse side of the P.O.

ARTICLE 26: SEVERABILITY
------------------------

The provisions of this Agreement are severable; if any provision shall be deemed invalid or unenforceable, the applicability or validity of any other provision of this Agreement shall not be affected and if any such provision shall be deemed invalid or unenforceable in any respect, such provisions shall be deemed limited to the extent necessary to render it valid and enforceable.

ARTICLE 27: WAIVER
------------------

No failure by either Party to take any action or assert any right hereunder shall be deemed to be a waiver of such right. No waiver, if given, shall be construed as a subsequent waiver in the event of the continuation or repetition of the circumstances giving rise to such right.


HMV MC                          Page 15 of 33               Summagraphics _____
                              September 13, 1995

ARTICLE 28: INTEGRATION
-----------------------

(a) This Agreement, together with all attachments and Exhibit(s)s hereto, sets forth the entire Agreement and understanding of the Parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings concerning the subject matter hereof. No amendment or modification of the Agreement or any of its attachments or Exhibit(s)s shall be effective unless in writing and signed by duly authorized representatives of each Party.

(b) This Agreement applies only to the Parties hereto, namely SUMMAGRAPHICS and HARVARD MANUFACTURING VENTURES. Neither Party, including any subsidiary or affiliate company of either Party, may make any claim that a subsidiary, affiliate, group or division of the other Party is obligated by this Agreement or any subsidiary, affiliate, group or division of the other Party is one and the same entity for purposes of this Agreement.

(c) Each attachment and Product Exhibit(s) of this Agreement shall constitute an integral part of this Agreement.

(d) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instruments

IN WITNESS WHEREOF, both Parties have signed and dated this document in the space provided below:

SUMMAGRAPHICS                              HARVARD MANUFACTURING
CORPORATION                                VENTURES, LLC

/s/ M. Bennett                             M. Chavez
------------------------------             ---------------------------------
Signature of Officer                       Signature of Officer

Michael Bennett                            Manny Chavez
------------------------------             ---------------------------------
Printed Name of Officer                    Printed Name of Officer

9-15-95                                    15 Sep 95
------------------------------             ---------------------------------
Date                                       Date


HMV MC                          Page 16 of 33               Summagraphics _____
                              September 13, 1995

ATTACHMENTS:

 I. Product Exhibit(s)
II. Credit Terms (Exhibit A1)


HMV MC                          Page 17 of 33               Summagraphics _____
                              September 13, 1995

PRODUCT EXHIBIT I

This Product Exhibit dated as of September 13, 1995 sets forth additional terms and conditions particular to certain Products as described herein, and shall be incorporated by reference into the Agreement ("Agreement") between SUMMAGRAPHICS CORPORATION ("Summagraphics") and HARVARD MANUFACTURING VENTURES, LLC ("HMV") dated as of September 13, 1995 to which this Product Exhibit is attached. Such Products shall be sold by HMV to Summagraphics as detailed herein and dated as of September 13, 1995 to which this Product Exhibit is attached. Such different or additional terms are applicable only to the Products described below and in no way alter the terms and conditions applicable to other Products incorporated into the Agreement by the addition of other Product Exhibit(s). Except as this Product Exhibit relates specifically to the Products referenced herein, all of the Terms of the Agreement shall govern by this Product Exhibit.

ARTICLE 1-1: DEFINITIONS
------------------------

Unless otherwise specifically defined, all the Terms used in this Product Exhibit shall retain the same meaning as defined in the Agreement and such definitions are incorporated herein by reference.

ARTICLE 1-2: RIGHT TO THE PRODUCTS
----------------------------------

(a) HMV shall not incorporate any of Summagraphics' unique features of the Products as defined in this Product Exhibit(s), including physical appearance and Specification, into any Products under any trademarks other than those of Summagraphics without the prior written consent of Summagraphics.

(b) RIGHTS IN WORK PRODUCT:

     (i) In the manufacture of Summagraphics' Product, the work product of HMV's services, including results, and all ideas, developments, and inventions which HMV conceives or reduces to practice during the course of their performance under this Agreement shall be exclusive property of Summagraphics. This information, material, and any such inventions shall be deemed SUMMAGRAPHICS' PROPRIETARY INFORMATION and shall not be disclosed to anyone outside of Summagraphics or used by HMV or others without the prior written consent of Summagraphics. Any article, paper, treatise, computer program, or report prepared by HMV pursuant to this Agreement or which discusses the services performed hereunder or the results thereof (written data) and which qualifies as a "work for hire" under the copyright laws of the United States shall be the exclusive property of Summagraphics as "work for hire".

    (ii) In the event that HMV, during or after this Agreement but prior to HMV's execution of a similar agreement with a third party, develops additional ideas not investigated hereunder but within the scope of this Agreement, HMV shall communicate the ideas to Summagraphics


HMV MC                          Page 18 of 33               Summagraphics _____
                              September 13, 1995
          and allow Summagraphics the right of first refusal to utilize HMV's services to develop these additional ideas for Summagraphics.

(c) Summagraphics may use, distribute, and sell Products on a worldwide basis without restriction by HMV.

ARTICLE 1-3: SHIPPING AND DELIVERY
----------------------------------

(a) Lead-times for Products are agreed as listed in Attachment A to this Product Exhibit, which are the number of calendar days After Receipt of Purchase Order ("ARO").

(b) HMV shall provide and advise Summagraphics of a Shipdate that is sufficient to meet Summagraphics' P.O. delivery date, via five (5) day deferred surface routing unless specified otherwise in the P.O. or other Summagraphics' documentation.

(c) HMV shall pay and shall indemnify Summagraphics against all license fees, taxes, and other charges now or which shall hereinafter be levied or assessed by any public authority by reason of or in connection with Products shipped under this Agreement, up until the time that Products have been duly transferred to Summagraphics at the FOB Point.

(d) Upon delivery to Summagraphics' Freight Forwarder or HMV's Freight Forwarder, HMV shall send a Shipping Notification and Commercial Invoice listing the information below. This shall be sent via fax or e-mail to the Summagraphics' Consignee for all export shipments for the purposes of Customs Clearance. Information required:

    (I) Transit Information:

         (i) Sea Freight: Vessel Name; Vessel Departure Date; Cargo Receipt Number; Estimated Arrival Time.

        (ii) Air Freight: Air Departure Date; Master Air Waybill Number; House Air Waybill Number; Estimated Arrival Time.

   (II) Product Information:
        Commercial Invoice Number; Summagraphics' P.O. Number; Summagraphics' Part Number and Description; Quantity; Box Count; Shipment Weight; Country of Origin.

ARTICLE 14: PRICING AND PAYMENT
-------------------------------

(a) Prices for Products listed in Attachment B of this Product Exhibit(s) are fixed in U.S. dollars. Prices are based on the target quantities listed in Attachment A to this Product Exhibit(s). Target quantities are general in nature and should be used for general planning purposes only. Prices may not be changed under any circumstances for any open P.O. which has been duly accepted by HMV under the Terms of this Agreement. Any proposed cost increase must first be agreed to by both HMV and Summagraphics.

(b) Payment shall be due sixty (60) days from the later of P.O. scheduled delivery date or date of receipt by Summagraphics of conforming products. In the event any Product is rejected, HMV shall issue either a credit or a refund to Summagraphics. Prices will be paid by Summagraphics in U.S. dollars, and the prices in Product Exhibit(s) include all excise, sales, use, and other taxes imposed by an federal, state, municipal or other authority, all of


HMV MC                          Page 19 of 33               Summagraphics _____
                              September 13, 1995
    which shall be paid by HMV to the extent that any such taxes and other charges are payable. Products will be shipped F.O.B. Maryland as detailed in monthly releases. Title and risk of loss shall pass to Summagraphics upon transfer to an authorized carrier or freight forwarder at the F.O.B. Point.

(c) If requested by Summagraphics, HMV shall provide a facsimile copy of the commercial invoice and bill of lading (or airway bill) within two (2) working days from the Shipdate. The invoice documentation shall include, at a minimum:

    -  Supplier Invoice Number
    -  Name of Freight Carrier
    -  Carrier Departure Date
    -  Estimated Arrival Date
    -  Summagraphics' P.O. Number
    -  Summagraphics' Part Number and Description
    -  Quantity and Box Count
    -  Per-Unit Price and Total Invoice Value

(d) Summagraphics' Contacts for Shipping and Invoice:
    Buyer:
    Traffic:
    A/P:

ARTICLE 1-5: RESCHEDULING AND RE-CONFIGURATION
----------------------------------------------

Summagraphics (i) may not cancel a P.O. covering the current calendar month or any of the next three calendar months; (ii) may not reschedule a P.O. covering the current or next following calendar month; may reschedule up to fifteen percent (15%) of a P.O. covering the second calendar month beyond the current month by thirty (30) days; and may reschedule up to thirty percent (30%) of a P.O. covering information for the third calendar month beyond the current month by thirty (30) to forty-five (45) days. The Production information furnished to HMV by Summagraphics covering the forth and fifth calendar months following the current month are forecasts only and may be changed at any time without penalty. Summagraphics may request Products already ordered pursuant to a P.O. to be reconfigured by HMV prior to delivery in respect to CPU, Hard Drive, and/or Display, and HMV agrees to respond in a timely fashion to such requests in good faith by quoting reasonable re-configuration costs to Summagraphics based upon actual additional expenses incurred by HMV for any such reconfiguration.

ARTICLE 1-6: PROTECTION OF PROPRIETARY INFORMATION
--------------------------------------------------

The Data Coordinator for Summagraphics for all proprietary information regarding the Products specified in this Product Exhibit(s) is, by Title Senior Vice President, General Counsel & Secretary. The Data Coordinator for HMV for all proprietary information is, by Title Director of Human Resources and Administration.


HMV MC                          Page 20 of 33               Summagraphics _____
                              September 13, 1995

ARTICLE 1-7: TERM OF THE PRODUCT EXHIBIT(S)
-------------------------------------------

This Product Exhibit(s) shall be deemed to come into force on the later of the two dates signed by both Parties and shall continue (unless earlier terminated in accordance with the provisions of this Agreement and Product Exhibit(s)) for three (3) years. Following the initial three year Term of this Agreement, this Product Exhibit(s) shall be automatically renewed for a one (1) year Term and thereafter from year-to-year, unless either of the Parties hereto gives the other Party at least four (4) months prior written notice to terminate this Product Exhibit(s) before the expiration of the initial or any renewed term of this Product Exhibit(s). If such prior written notice is made by either Party, then this Product Exhibit(s) shall terminate on the initial or, as the case may be, duly renewed expiration date hereof.

ARTICLE 1-8: WARRANTY AND QUALITY:
----------------------------------

HMV warrants Product for a period of fifteen (15) months from the Shipdate for performance, compliance to specification, quality, and reliability of all components, and agrees to repair or replace (at no cost to Summagraphics) any unit or subassembly which fails under this warranty term. HMV shall manage all third party component suppliers, and shall, except for actions by any affiliate of Summagraphics, ensure compliance to the same Terms and conditions as are included in this Agreement and Exhibit(s).

ARTICLE 1-9: CONFIGURATION CONTROL:
-----------------------------------

(a) Each Product delivered under this Agreement will be uniquely identified by Summagraphics' serial number, unless otherwise agreed between the parties. HMV agrees to track changes to configurations using this serial number so that at any time the revision level of a Product can be determined by the serial number.

(b) Any change in configuration that affects form, fit, function, packaging, servicing, reliability, safety, compatibility, appearance, dimensions, or regulatory compliance, is to be documented by HMV as a revision to the Product with serial number effectivity. Any such change must be communicated to Summagraphics no less than thirty (30) days in advance of receipt of Products which have been so changed.

(c) Any proposed change which modifies the Technical Information of this Product Exhibit(s) must be communicated to Summagraphics no less than thirty (30) days prior to being executed to gain acceptance from Summagraphics.

(d) HMV agrees to work cooperatively with Summagraphics on requested changes from Summagraphics to improve the Products and incorporate such changes into the product when appropriate.

IN WITNESS WHEREOF, both Parties have signed and dated this Product Exhibit(s) in the space provided below:


HMV MC                          Page 21 of 33               Summagraphics _____
                              September 13, 1995

SUMMAGRAPHICS                              HARVARD MANUFACTURING
CORPORATION                                VENTURES, LLC

/s/ Michael Bennett                        M. Chavez
------------------------------             ---------------------------------
Signature of Officer                       Signature of Officer

Michael Bennett                            Manny Chavez
------------------------------             ---------------------------------
Printed Name of Officer                    Printed Name of Officer

9-15-95                                    15 Sep 95
------------------------------             ---------------------------------
Date                                       Date


HMV MC                          Page 22 of 33               Summagraphics _____
                              September 13, 1995

ATTACHMENTS:

   Attachment A:            Product Description

   Attachment B:            Pricing

   Attachment C:            Purchase Order Release Forecasting Provision

   Attachment D:            Product Quality and Acceptance

   Attachment E:            Materials Purchased from Summagraphics by HMV

   Attachment F:            Summagraphics' Property in Possession of HMV

   Attachment G:            Tooling Cost for New Items


HMV MC                          Page 23 of 33               Summagraphics _____
                              September 13, 1995

                                 ATTACHMENT A
                              Product Description

                 See Attachment A1 and A2 on following pages:
                                 24(a) - 24(c)


HMV MC                          Page 24 of 33               Summagraphics _____
                              September 13, 1995

SummaJet(TM) 2 Series

     [SPECIFICATION SHEET FOR COMPANY'S INK JET PLOTTER WITH PHOTOGRAPHS]

INK JET PLOTTERS WITH UNMATCHED
VERSATILITY

The enhanced SummaJet 2 series low-cost large-format ink jet plotters not only offers more standard features at a lower price, but also gives you flexible upgrade paths to accommodate your changing business demands. The SummaJet 2 versatile feature set significantly lowers your overall cost of ownership and operation, and with this lower cost of operation, the SummaJet 2 series plotters become the value-rich choice to satisfy a range of color plotting requirements. Technological innovations enable the SummaJet 2 to operate faster, provide more flexible output options, and offers a broad range of upgrade enhancements. And, SummaJet 2 offers standard 600 dpi x 300 dpi resolution capability in color. The optional Ethernet adapter provides the network capability important for cost-effective operation in today's workgroups. SummaJet 2's other options, including memory enhancement and a roll feed upgrade will increase the return on your equipment investment and keep pace with even the most dynamic organization.

 . Best in plot resolution technology--SummaJet 2 offers 600 dpi x 300 dpi resolution in color along with support for 32 levels of gray

 . Cost-saving features include the unique refillable and interchangable ink cartridges

 . Lower acquisition cost and a significantly lower cost of operation

 . Upgrade paths include additional RAM and rail feed option

 . Optional Ethernet adapter that supports Novell and TCP/IP protocols

 . Compatibility in software Formats and hardware interfaces

                                                                   Summagraphics


                               Page 24(a) of 33
                              September 13, 1995

                    SUMMAJET(TM) 2 SERIES [WARRANTY SYMBOL]
                 VERSATILE INK JET PLOTTERS FROM SUMMAGRAPHICS

DRAMATICALLY LOWERS OWNERSHIP COSTS
The SummaJet 2's combination of lower acquisition price and reduced operating expense significantly lowers your overall ownership cost. The SummaJet 2 lowers operating expense by using specially designed, refillable ink cartridges that achieve the highest mileage from costly ink supplies.

FLEXIBLE UPGRADE OPTIONS MEET CHANGING DEMANDS
With a SummaJet 2 plotter on-line, each member of the workgroup can customize output for specific project requirements. Using the HI(R) Queue software bundled with each SummaJet 2, individuals can attach configuration commands to each plot file from either DOS or Macintosh(R) computers. As plotting requirements change, these upgrade options are available:

 . Memory is upgradable with industry-standard 1-, 4-, and 16MB SIMMs . Optional roll feed adapter
 . Optional color upgrade kit for monochrome models

HARDWARE COMPATIBILITY
SummaJet 2 hardware connectivity features include:
 . RS-232C compatible serial port and high-speed Centronics parallel port . Optional Ethernet adapter supports Novell and TCP/IP protocols

BUILDS PRODUCTIVITY WITH COST-EFFECTIVE PERFORMANCE
Higher performance is an important measure of a plotter, but cost-effective operation is even more vital in today's competitive environments. Summagraphics gives you the tools you need to excel. SummaJet 2's features, which enable more efficient output, include:
 . Two-cartridge system
 . Bi-directional printing
 . Draft mode for fast review plots and final mode for presentation-quality drawings
 . Summagraphics interchangable cartridge design allows use of two black ink cartridges for faster, draft-mode plotting, use of one black and one color cartridge for targeted, economical color use, and use of two color cartridges to create final, presentation plots

SUMMASUPPORT
Each SummaJet 2
plotter is covered by
a one-year limited
Priority Response(TM),
48-Hour Replacement
Warranty and Summagraphics offers several additional service options.

                                  IN THE BOX

Each SummaJet 2 plotter comes complete and ready to operate. The standard unit includes:
 . Plotter
 . ADI(R) and Microsoft(R) Windows(TM) drivers
 . HI Queue plot management/configuration program
 . Parallel cable
 . Power cord
 . Two refillable ink cartridges, with refills
 . Sample media
 . Operations manual

SUMMAJET 2 SPECIFICATIONS
PERFORMANCE:

Technology:              Monochrome ink jet (upgradable to color)
                         Three-color ink jet (CMY, CMYK)
Resolution:
 . Draft Mode:            150dpi/6dpmm
 . Normal Mode:           300dpi/12dpmm
 . Final Mode:            300dpi/12dpmm
 . Hi-Res Mode:           600 x 300dpi/24dpmm x 12dpmm
Accuracy                 +/-0.10" (0.25mm) or 0.1% of vector length,
                         whichever is greater on 3mil (75 micron) double-matte, ink-jet polyester film at
                         23 degrees C (73 degrees F), 50 to 60% RH

VECTOR PLOTTING:
Plot Languages:          HP-GL/2, HP-GL, DM/PL

RASTER PLOTTING:
Raster File Formats:     HP RTL, CALS Group 4

PLOTTING MATERIALS:
Media: Bond; translucent bond; vellum; double-matte, ink jet polyester film

MEDIA SIZES:             1324M          1336M
                         1324C          1336C
 . Engineering:           A,B,C,D        A,B,C,D,E,F
 . Architectural:         A,B,C,D,Legal  A,B,D,E,F,Legal, 30" x 42"
 . DIN:                   A4,A3,A2,A1    A4,A3,A2,A1,A0
 . Oversize DIN:          A4,A3,A2,A1    A4,A3,A2,A1,A0

MAXIMUM PLOT AREA:       Arch.D-size    Arch.E-size
                         34.2" x 23.2"  46.2" x 35.2"
                         (868 x 589mm)  (1173 x 894mm)

INTERFACES:
Standard:                Asynchronous serial RS232-C compatible
                         Centronics Parallel

OPTIONAL INTERFACE:      Ethernet

NETWORK CAPABILITY:      Optional Ethernet interface supports EtherTalk,
                         TCP/IP, and Novell;
                         Built-in job-control language
                         HI Queue plotter configuration from DOS or
                         Macintosh computers
                         Automatic I/O switching between two communication ports
Plotter I/O Connectors:  DB-9P (serial), DB-25P (parallel)
Baud Rate:               2400, 4800, 9600, 19.2K and 38.4K (selectable)

MECHANICAL:
Drives:                  Servo
Buffer Size (RAM):
 . Standard:              2MB (2M Series, monochrome) 4MB (2C Series, color)
 . Maximum:               32MB (Accepts 1MB, 4MB, & 16MB SIMMs)

OPTIONS:
Stand . Ethernet adapter . Automatic rollfeed adapter . Serial cable kit 1, 4 and 16 MB Single inline memory modules (SIMMs)
Refillable, high-capacity black and color cartridges
Opaque bond, translucent paper, vellum, double-matte ink jet film

OPERATING ENVIRONMENT:
 . Temperature:           50 degrees F to 95 degrees F (10 degrees C to 35
                         degrees C)
 . Relative Humidity:     20% to 80% non-condensing

STORAGE ENVIRONMENT:
 . Temperature:           -40 degrees F to 158 degrees F (-40 degrees C to 70
                         degrees C)
 . Relative Humidity:     5% to 95% non-condensing

ELECTRICAL:
Power Requirements:
 . Power:                 50W max while operating;
                         less than 25W in standby mode
 . Source:                100/120/220/240 VAC
 . Frequency:              48-62Hz
Fuse Ratings:            75 Amp (100-120 VAC)
                         375 (220-240 VAC)
Certification:           FCC Class A, CSA, TUV

PLOTTER HARDWARE:        1324C WITH        1336C WITH
                         OPTIONAL STAND    OPTIONAL STAND
Height:                  44" (1118mm)      53" (1346mm)
Width:                   52.5" (1334mm)    63.5" (1613mm)
Depth:                   31" (787mm)       31" (787mm)
Weight:                  96 lbs (43.6kg)   124 lbs (56.4kg)

FOR THE NAME OF THE RESELLER IN YOUR AREA, CALL: 800-33-SUMMA

North, South and         8500 Cameron Road, Austin, TX 78754
Central America,         (512) 835-0900     FAX: (512) 873-1FAX
Asia-Pacific             Technical Support 800-444-3425, menu option 2
                         email: techsupport@summagraphics.com
                                BBS 512-873-1477
                                1200 to 14,400 baud
                                8,N,1;ANS1 emulation

Europe                          Brussels/Zaventem, Belgium +32-2-715-0600
                                Fax: +32-2-721-5289


(c)1995 Summagraphics corporation All rights reserved
SUMMAGRAPHICS(R)
                               Page 24(b) of 33
                              September 13, 1995

                                 ATTACHMENT A2

            "D" SIZE UNITS                       "E" SIZE UNITS
            --------------                       --------------

            1324M-1 EU                          1336M-lEU
            1324C-1 EU                          1336C-lEU
            1324M-2                             1336M-2
            1324C-2                             1336C-2
            428-lOOM                            428-lOlM
            428-lOOC                            428-lOlC
            1324M-1M                            1336M-1M
            1324C-1M                            1336C -1M


HMV MC                         Page 24(c) of 33          Summagraphics ______
                              September 13, 1995

                                 ATTACHMENT B
                                    Pricing

  Products                 Material  Labor    Wrap    Total Unit
                             Costs   Hours    Rate       Cost
  See Product Description   (1)(4)  7.3 (1)  $25 (1)   $(1)(3)
  in Attachment A hereto    (2)(4)  7.3 (2)  $26 (2)   $(2)(3)

1. When Product is furnished to HMV in kit form.
2. When ordering, receiving and inspection of product is performed by HMV.
3. This number is based on the standard cost of material as of August 25, 1995 measured by the configuration of Products on August 25.
4. This dollar amount shall be based on material overhead charges not to exceed 3.75% of standard cost as determined by note 3 of this Attachment B.

Spare parts purchased by Summagraphics from HMV will be at cost plus overhead expenses not to exceed five percent (5%).

Summagraphics agrees to pay HMV a material handling charge of three and three quarter percent (3 3/4%) while HMV purchases balanced sets of parts from Summagraphics. Summagraphics agrees to pay HMV a material handling charge for all materials purchased by HMV from third party vendors, payable monthly by Summagraphics, not to exceed five percent (5%). This handling charge shall decrease to four percent (4%) for all materials purchased when additional volumes and/or models than existed on August 25, 1995.

"Wrap rate" charge:
    This is HMV's rate per hour for manufacturing the above listed products. This rate includes all HMV costs of manufacturing, exclusive of material handling charges as noted above, incoming and outgoing freight, and any material financing charges as defined herein.


HMV MC                      Page 25 of 33             Summagraphics ______
                            September 13, 1995

                                 ATTACHMENT C
                 Purchase Order Release Forecasting Provision

See Product Exhibits, Article 1 - 5: Rescheduling and Re-Configuration.


HMV MC                        Page 26 of 33             Summagraphics ______
                            September 13, 1995

                                 ATTACHMENT D
                        Product Quality and Acceptance

1.0 PURPOSE
-----------

This Attachment defines Summagraphics' requirements for HMV's quality program, HMV's responsibilities for manufacturing, inspecting, testing, and supplying Product(s), to Summagraphics and HMV's obligations to maintain high-quality production outputs.

2.0 APPLICABLE DOCUMENTS
------------------------

2.1 HMV will provide Products in conformance with the following documents which are included herein, by reference:

Source                  Description                          Date
Summa          SummaJet Product Inspection Plan            07/15/95
Summa          Part Appearance Spec. No. 7026
Summa          Mil-Std-105D                                Rev D
Summa          Station One Assembly Instructions           12/17/94
Summa          Station Two Assembly Instructions           12/08/94
Summa          Station Three Assembly Instructions         12/10/94
Summa          Station Four Assembly Instructions          12/08/94
Summa          Station Five Assembly Instructions          12/08/94
Summa          Station Six Assembly Instructions           12/08/94
Summa          Station Seven Assembly Instructions         12/08/94
Summa          Station Eight Assembly Instructions         12/08/94
Summa          Station Nine Assembly Instructions          03/08/95
Summa          Carriage Assembly Instructions              01/11/95
Summa          Calibration Procedure
Summa          Capping Station Assembly Procedures         12/17/95
HMV            RMA Procedure No. 026                       06/15/95

2.2 Such documents may be modified by Summagraphics from time-to-time, but any actual changes to HMV's production of the Product(s) will be subject to the ECN process, as described in Article 9 of the Agreement.

3.0 PROCESS REQUIREMENTS
------------------------

HMV shall adhere to a quality/manufacturing plan, including a data collection/tracking/reporting system ("Process"), that will ensure compliance with the requirements of the Terms and conditions of this Agreement, and ISO 9000. The Process and procedures developed by HMV shall be documented. Summagraphics may review the Process at any time. HMV is solely responsible for the quality of the Product(s) procured or manufactured for Summagraphics. Approval of HMV's Process by Summagraphics does not relieve HMV of this responsibility.


HMV MC                        Page 27 of 33             Summagraphics ______
                            September 13, 1995

4.0 PART NUMBERING
------------------

HMV shall use Summagraphics' part numbers and part numbering scheme on all documents, component, Product and transactions.

5.0 WORK IN PROCESS FAILURES
----------------------------

Regardless of HMV's quality Process, Summagraphics recognizes that, from time-to-time, specific components or sub-assemblies will fail during testing prior to shipment.

5.1 Such failures will be handled pursuant to the Terms of Article 11 of the Agreement. Summagraphics expects that most such parts failures will be on one-by-one basis-- "Incidental Failures". There is a possibility that parts failures will be due to fundamental production, Process, or design problems, such that unusually high failure rates ensue--"Chronic Failure".

5.2 For the case of Chronic Failures, HMV agrees to make best efforts to supply replacement parts and immediate failure analysis. In the event of Chronic Failure, HMV agrees to notify Summagraphics and implement a corrective action plan within no more than five (5) working days after Summagraphics' notification.

5.3 So as to help assure that the quality of the Products is continually being improved, HMV will respond to failure reports and/or evaluate returned parts in a timely manner. HMV will then make a failure analysis and suggest a corrective action plan for the purpose of better assuring that such failures are less likely to occur in the future.

5.4 As part of the Process, HMV shall implement a program which constantly reduces Product defects. This program will insure the performance of effective corrective actions, based upon information derived from failure reporting and analysis. HMV will maintain records of corrective actions indicating the frequency of defects, (both those reported by Summagraphics and those found during HMV's production), the proposed corrective change in the process, evaluation of its effectiveness, and the date of implementation after Summagraphics' approval. Such records are subject to review by Summagraphics.

6.0 PACKAGING REQUIREMENTS
--------------------------

HMV will package each Product according to the Summagraphics' specification as referenced herein. In packaging Products, HMV will also take such additional steps as a reasonably prudent person would take to ensure maximum protection from damage due to rough handling and other hazards which it is reasonably foreseeable might occur to Product(s) up to the point of delivery to the carrier.

7.0 RELIABILITY TEST PLAN
-------------------------

7.1 Prior to mass production, HMV shall perform Reliability testing as described by the "Reliability Test Plan" for the Products.

7.2 After mass production has started, HMV shall continuously maintain an ongoing program to test Reliability. HMV will periodically supply reports


HMV MC                        Page 28 of 33             Summagraphics ______
                            September 13, 1995
    to Summagraphics regarding the results of such Reliability testing. Summagraphics reserves the right to reasonably require additional or different Reliability testing by HMV.



HMV MC                        Page 29 of 33             Summagraphics ______
                            September 13, 1995

                                 ATTACHMENT E
                 Materials Purchased from Summagraphics by HMV


HMV MC                        Page 30 of 33             Summagraphics ______
                            September 13, 1995

                                 ATTACHMENT F
                 SUMMAGRAPHICS' PROPERTY IN POSSESSION OF HMV

This Attachment F sets forth the terms and conditions applicable to all Summagraphics' Properties which will be located at HMV's facility or in HMV's possession. HMV will be requested to acknowledge receipt of each item of Summagraphics' Property by signing on itemized listing of Property, if and when such item(s) is(are) to be placed in the possession of HMV.


HMV MC                        Page 31 of 33             Summagraphics ______
                            September 13, 1995

                                 ATTACHMENT G
                                 Tooling Cost

FOR NEW ITEMS:

   1. Burn-in fixtures and final functional test equipment will be either provided by Summagraphics or a separate tooling cost for those items will be negotiated between the Parties.

   2. All tools paid for by Summagraphics shall remain the property of Summagraphics. Summagraphics shall furnish a list of these tools to HMV, set forth in Attachment G1 on page 32(a) and 32(b) hereof.

   3. Tooling costs shall be paid fifty percent (50%) due upon placement of order and the balance due after acceptance of first article production, or as otherwise may be negotiated between the Parties.


HMV MC                        Page 32 of 33             Summagraphics ______
                            September 13, 1995

                                    SHEET 1

  PART NUMBER         DESCRIPTION            QTY      U/M    DATE
  -----------         -----------            ---      ---    ----

  MC-3545             POWER CORDS            50        EA.   8/17/95
  MH-1518             DBL SIDED TAPE          1        RL.   8/17/95
  MC-3545             POWER CORDS            10        EA.   8/18/95
  MH-1518             DBL SIDED TAPE          1        RL.   8/18/95
  S-152               TRUARC PLIERS SM.       2        EA.   8/18/95
  L-152               TRUARC PLIERS LG.       2        EA.   8/18/95
                      INTERNAL RING PLIERS    1        EA.   8/18/95
  CR-018,DIS          C-RING APPLICATOR       1        EA.   8/18/95
  TK25                E-RING APPLICATOR       1        EA.   8/18/95



  428-615             ADAPTER MKII           20        EA.   8/21/95
                      V-LET ARM PART          1        EA.   8/18/95
  MODEL 808           SEALED AIR UNIT
                      SERIAL 01558            1


HMV MC                       Page 32(a) of 33             Summagraphics ______
                            September 13, 1995

                                    SHEET 2

FXT NUMBER   DESCRIPTION                                   QTY  U/M     SHIP
                                                                        DATE
------------------------------------------------------------------------------

3151  X DRIVE DRUM ASSY                                     1    EA.   8/11/95
3272  WOOD STAND TO HOLD UP PLOTTERFOR COVER FEET INSTALL   2    EA.   8/11/95
3281  SETTING SOLINOID LOCATION FOR CAPPING STATION         1    EA.   8/11/95
3288  FLEX CABLE FOLDING,RIGHT,ADJUSTABLE SIDE              1    EA.   8/11/95
3294  FLEX CABLE FOLDING,LECT,FIXED SIDE                    1    EA.   8/11/95
3249  CARRIAGE WHEEL ASSY                                   1    EA.   8/11/95
2853  BLOCK TO PRESS SHAFT INTO IDLE PULLEY                 1    EA.   8/11/95
2446  GAUGE TO SET .005 ESNA NUT SPACING                    1    EA.   8/11/95
2447  GAUGE TO SET .015 ESNA NUT SPACING                    1    EA.   8/11/95
3180  LOCATING PAPER EDGE SENSOR                            1    EA.   8/11/95
2681  GAUGE, SPACING PULLEY OFF SLMM,X&Y                    3    EA.   8/11/95
3208  TOOK, INSERTING .06 DIA.ROLLPIN INTO PLATEN           1    EA.   8/11/95
3227  SETTING CARRIGAGE WHEEL HEIGHT                       15    EA.   8/11/95
2683  PRESING MB-275 BEARING INTO PINCH ROLLER              2    EA.   8/11/95
2704  SOLDING(ROLL & MAIN)PAPER SENSORS TO CIRCUIT BOARD    3    EA.   8/11/95
2717  INSTALLING PIVOT PIN IN SLPR                          1   SET.   8/11/95
3188  PRESSING BUSHINGS INTO CARRIAGE                       1    EA.   8/11/95
2817  PRESSING BUSHING INTO PIILOW BLOCK                    1    EA.   8/11/95
3209  GAUGE,SPACING PILLOW BLOCK ROM DRIVE SEGMENT          4    EA.   8/11/95
3210  PRESING ROLL PIN INTO SOLINOID PLUNGER                1    EA.   8/11/95
3221  VLET MAPPING FIXTURE                                  2    EA.   8/11/95
3252  CARRIAGE SUPPORT,FIXED SIDE                           1    EA.   8/11/95
3253  CARRIAGE SUPPORT,ADJUSTABLE SIDE                      1    EA.   8/11/95
3170  2 PIECE STYLE PLATEN TO ENDPLATE ASSY                 1   SET.   8/11/95
3338  PEN BAR HEIGHT GO-NO 60 GAUGE                         2    EA.   8/18/95
3180  CARRIAGE SENSOR HEIGHT GAUGE                          1    EA.   8/18/95
3337  DRILL END COVERS                                      1    EA.   8/18/95
3339  WIPER HEIGHT GAUGE                                    2   SET.   8/18/95
2872  LOCATOR FOR NAME PLATE                                1    EA.   8/21/95
3338  PEN BAR HEIGHT                                        3    EA.   8/24/95
3155  FOR DRIVESHAFT TO PLATEN ASSY.                        1    EA.   8/11/95

                             Page 32(b) of 33
                            September 13, 1995

                                  EXHIBIT A1
                                 Credit Terms

This Exhibit A1 is appended to an agreement ("Agreement") by and between Summagraphics Corporation ("Sumrnagraphics") and Harvard Manufacturing Ventures, L.L.C. ("HMV") dated as of August 25, 1995, and sets forth the funding and credit terms and conditions pertaining to the Agreement. The terms and conditions in this Exhibit Al ("Credit Terms") may be changed from time to time by mutual consent of the parties to the Agreement.

The Credit Terms are as follows:

(1) As of the signing of the Agreement on September 13, 1995, HMV has extended Summagraphics a credit of six hundred thousand dollars ($600,000).

(2) The State of Maryland has approved a five (5) year term loan to Salisbury Supply Corporation ("SSC") in the amount of five hundred thousand dollars ($500,000) which will be funded in approximately two to three weeks, and Salisbury will in turn buy from Summagraphics or other vendors parts to an inventory limit of $500,000. Collateral for the loan will consist of a like amount of component inventories ("Parts", as defined in the Agreement) held by SSC as well as accounts receivable from STL plus cash on hand in SSC. Prior to any funding by the State of Maryland, Summagraphics will provide HMV with a reference letter from Summagraphics' bank (Silicon Valley Bank).

(3) Nations Bank has stated that if Summagraphics has a strong fiscal quarter and if Summagraphics' financials otherwise justify it, it will make a loan in the amount of one million dollars ($1,000,000) to Summagraphics, secured by a like amount of inventory of Parts, and that the State of Maryland will guarantee the loan.

(4) HMV will exercise its best efforts to obtain from the State of Maryland reimbursement of Summagraphics' costs incurred for training and other actions associated with implementing and maintaining the rnanufacture of the Product by HMV.

(5) On the first, second and third anniversaries of the Agreement, HMV will consider, in its sole discretion, upgrades in its line of credit to one million dollars ($1,000,000), two million dollars ($2,000,000), and three million dollars ($3,000,000), respectively.


HMV MC                        Page 33 of 33             Summagraphics ______
                            September 13, 1995